PATENTS AND PROPRIETARY RIGHTS

    The Company believes that patents and other proprietary rights are important to its business. The Company's policy is to file patent applications to protect technology, inventions and improvements to its inventions that are considered important to its business and that provide a competitive advantage. Focal also relies on trade secrets, general know-how, in-licensing opportunities and continuing technological innovation.

    The Company has received, licensed or believes it has the option or right to license 36 issued United States patents and 18 foreign patents corresponding to certain of the issued United States patents, has eight additional United States patent applications that have been allowed and has 26 patent applications pending in the United States, as well as foreign counterparts of certain of these applications. The issued United States patents have expiration dates ranging from 2010 to 2016. These patents and patent applications cover certain aspects of the Company's photopolymerizable polymer formulations, surgical sealant compositions and methods, and designs for delivery devices.

    The Company has licensed from the University of Texas and Endoluminal Therapeutics, Inc. (a company controlled by one of the Company's founding scientists) worldwide rights to certain technologies which are the subject of issued patents and pending patent applications based upon technologies developed by two of the Company's founders. These licenses are terminable in the event of failure by the Company to pay scheduled royalties, failure to commercialize products in the fields covered by these licenses and under certain other conditions.

    Because of the substantial length of time and expense associated with bringing new products through the development and regulatory approval processes in order to reach the marketplace, the medical products industry places considerable importance on obtaining patent and trade secret protection for new technologies, products and processes. Accordingly, the Company intends to seek patent protection for its proprietary technology, products and processes.

    The Company's success will depend in part on its ability to obtain patent protection for its products, preserve its trade secrets, prevent third parties from infringing upon its proprietary rights, and operate without infringing upon the proprietary rights of others, both in the United States and internationally. There can be no assurance that the Company's pending or future patent applications will issue, or that the claims of the Company's issued patents, or any patents that may issue in the future will provide any competitive advantages for the Company's products or that they will not be successfully challenged, narrowed, invalidated or circumvented in the future. Moreover, litigation and interference or opposition proceedings associated with enforcing or defending patents or trade secrets is expensive and can divert the efforts of technical and management personnel.

    The Company has filed patent applications in certain foreign countries corresponding to certain patent applications that it filed in the United States and may file additional patent applications inside and outside the United States. The Company believes that the protection afforded by foreign patents or any other foreign intellectual property protection, if obtained, may be more limited than that provided domestically. In addition, there can be no assurance that competitors will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use, import and sell its products.

    The Company is aware that certain medical device, pharmaceutical and other companies, universities and research institutions have filed patent applications or have issued patents relating to the compositions and methods for wound closure and adhesion prevention. In addition, the medical device and pharmaceutical industry has been characterized by extensive litigation regarding patents and other intellectual property rights, and many companies in the medical device industry have employed intellectual property litigation to gain a competitive advantage. There can be no assurance that litigation will not be brought against the Company by third parties in the future challenging the Company's patent rights or claiming infringement by the Company of patents held by the third parties. Because patent applications in the United States are confidential until the patents issue, and publication of discoveries in the scientific and patent literature tends to lag behind actual discoveries by several months, the Company cannot be certain that Company inventors or licensors were the first to conceive of inventions covered by pending patent applications or that Company was the first to file patent applications for such inventions.

    The Company may be required or find it desirable to obtain licenses to patents or proprietary rights of others. No assurance can be given that any licenses required under any patents or proprietary rights of third parties would be made available on terms acceptable to the Company, or at all. If the Company does not obtain such licenses, it could encounter delays in product introductions while it attempts to design around such patents, or could find that the development, manufacture or sale of products requiring such licenses is foreclosed. Litigation may be necessary to defend against or assert claims of patent infringement or invalidity, to enforce or defend patents issued to the Company, to protect trade secrets or know-how owned by the Company, or to determine the scope and validity of the proprietary rights of others. In addition, interference proceedings declared by the United States Patent and Trademark Office, or opposition proceedings in a foreign patent office, may be necessary to determine the priority of inventions with respect to patent applications of the Company or its licensors. Litigation, interference or opposition proceedings could result in substantial costs to and diversion of effort by the Company, and adverse determinations in any such proceedings could have a material adverse effect on the business, financial condition or results of operations of the Company.

    The Company also relies upon unpatented trade secrets and improvements, unpatented know-how and continuing technological innovation to develop and maintain its competitive position, which it seeks to protect, in part, by confidentiality agreements with its commercial partners, collaborators, employees and consultants. The Company also has invention or patent assignment agreements with its employees and certain, but not all, commercial partners and consultants. There can be no assurance that relevant inventions will not be developed by a person not bound by an invention assignment agreement. There can be no assurance that binding agreements will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently discovered by competitors.

GOVERNMENT REGULATION

    UNITED STATES

    The Company's proposed products and its research and development activities are subject to regulation by numerous governmental authorities, principally, the FDA and corresponding state and foreign regulatory agencies. The Federal Food, Drug, and Cosmetic Act (the "FDC Act"), as amended, the regulations promulgated thereunder, and other federal and state statutes and regulations, govern, among other things, the preclinical and clinical testing, manufacture, safety, efficacy, labeling, storage, record keeping, advertising and promotion of medical devices and drugs, including the products currently under development by the Company. Product development and approval within this regulatory framework take a number of years and involves the expenditure of substantial resources.

    In the United States, medical devices are classified into three different classes, class I, II and III, on the basis of controls deemed necessary to reasonably ensure the safety and effectiveness of the device.

Class I devices are subject to general controls (e.g., labeling and adherence to FDA's good manufacturing practice requirements ("GMPs")) and class II devices are subject to general and special controls (e.g., performance standards, postmarket surveillance, patient registries, and FDA guidelines). Generally, class III devices are those which must receive premarket approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices which have been found not to be substantially equivalent to legally marketed Class I or II devices).

    Unless it is exempt, a new medical device can be marketed only with marketing clearance obtained through a premarket notification under Section 510(k) of the FDC Act or a premarket approval ("PMA") application under Section 515 of the FDC Act. A 510(k) clearance will typically be granted by the FDA if it can be established that the device is substantially equivalent to a "predicate device," which is a legally marketed class I or II device or a preamendment class III device (i.e. one that has been marketed since a date prior to May 28, 1976) for which the FDA has not called for PMAs. The FDA has been requiring an increasingly rigorous demonstration of substantial equivalence and this may include a requirement to submit human clinical trial data. It generally takes four to twelve months from the date of a 510(k) submission to obtain clearance, but it may take longer.

    The FDA may determine that a medical device is not substantially equivalent to a predicate device, or that additional information is needed before a substantial equivalence determination can be made. A "not substantially equivalent" determination, or a request for additional information, could prevent or delay the market introduction of new products that fall into this category. For any devices that are cleared through the 510(k) process, modifications or enhancements that could significantly affect the safety or effectiveness, or that constitute a major change in the intended use of the device, will require new 510(k) submissions.

    A PMA application must be filed if a proposed device is not substantially equivalent to a legally marketed class I or class II device, or if it is a preamendment class III device for which the FDA has called for PMAs. A PMA application must be supported by valid scientific evidence to demonstrate the safety and effectiveness of the device, typically including the results of clinical trials, bench tests, and laboratory and animal studies. The PMA must also contain a complete description of the device and its components, and a detailed description of the methods, facilities and controls used to manufacture the device. In addition, the submission must include the proposed labeling, advertising literature, and any training materials. The PMA process can be expensive, uncertain and lengthy, and a number of devices for which FDA approval has been sought by other companies have never been approved for marketing.

    Upon receipt of a PMA application, the FDA makes a threshold determination as to whether the application is sufficiently complete to permit a substantive review. If the FDA determines that the PMA application is sufficiently complete to permit a substantive review, the FDA will accept the application for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the PMA. The FDA review of a PMA application generally takes one to three years from the date the PMA is accepted for filing, but may take significantly longer. The review time is often significantly extended by the FDA asking for more information or clarification of information already provided in the submission. During the review period, an advisory committee, typically a panel of clinicians, may be convened to review and evaluate the application and provide a recommendation to the FDA as to whether the device should be approved. The FDA accords substantial weight to the recommendation but is not bound by it. Toward the end of the PMA review process, the FDA generally will conduct an inspection of the manufacturer's facilities to ensure compliance with applicable GMP requirements, which include elaborate testing, control documentation and other quality assurance procedures. The Company has not yet undergone an FDA GMP inspection but anticipates that it will undergo such an inspection in connection with the modular PMA application that it is currently in the process of submitting for FOCALSEAL-L surgical sealant for lung surgery.

    If FDA's evaluations of both the PMA application and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, which usually contains a number of conditions that must be met in order to secure final approval of the PMA. When and if those conditions have been fulfilled to the satisfaction of the FDA, the agency will issue a PMA approval letter, authorizing marketing of the device for certain indications. If the FDA's evaluation of the PMA application or manufacturing facilities is not favorable, the FDA will deny approval of the PMA application or issue a "non-approvable" letter. The FDA may determine that additional clinical trials are necessary, in which case the PMA may be delayed for one or more years while additional clinical trials are conducted and submitted in an amendment to the PMA. Modifications to a device that is the subject of an approved PMA, its labeling or manufacturing process may require approval by the FDA of PMA supplements or new PMAs. Supplements to a PMA often require the submission of the same type of information required for an initial PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.

    If human clinical trials of a device are required, either for a 510(k) submission or a PMA application, and the device presents a "significant risk," the sponsor of the trial (usually the manufacturer or the distributor of the device) must file an investigational device exemption ("IDE") application prior to commencing human clinical trials. The IDE application must be supported by data, typically including the results of animal and laboratory testing. If the IDE application is approved by the FDA and one or more appropriate Institutional Review Boards ("IRBs"), human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval. Submission of an IDE does not give assurance that FDA will approve the IDE and, if it is approved, there can be no assurance that FDA will determine that the data derived from the studies support the safety and efficacy of the device or warrant the continuation of clinical studies. Sponsors of clinical trials are permitted to sell investigational devices distributed in the course of the study provided such compensation does not exceed recovery of the costs of manufacture, research, development and handling. An IDE supplement must be submitted to and approved by the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness or the rights, safety or welfare of human subjects.

    The Company's FOCALSEAL surgical sealant products will be regulated as a class III medical device and will require a separate PMA approval for each indication to be marketed in the United States. Although the Company is submitting a modular PMA application for FOCALSEAL-L surgical sealant for lung surgery in the United States, there can be no assurance that the Company will receive FDA approval of this product. In addition, the Company will be required to obtain IDEs for additional applications of FOCALSEAL surgical sealant and for other products that the Company develops that are regulated by the FDA as medical devices. There is no assurance that data, typically the results of animal and laboratory testing, that may be provided by the Company in support of future IDE applications will be deemed adequate for the purpose of obtaining IDE approval, that the Company will obtain approval to conduct clinical studies of any such future product, or that such clinical studies, if completed, will generate data adequate to support PMA approval. There can be no assurance that PMA approval can be obtained for any product in a timely fashion, or at all.

    If clearance or approval is obtained, any device manufactured or distributed by the Company will be subject to pervasive and continuing regulation by the FDA. The Company will be subject to inspection by the FDA and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the United States, including labeling regulations, GMP requirements, the Medical Device Reporting ("MDR") regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products), and the FDA's prohibitions against promoting products for unapproved or "off-label" uses. The Company's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on the Company's business, financial condition and results of operations.

    Other products that may be developed by the Company, including products for local drug delivery, may be regulated as drugs requiring FDA approval of a new drug application ("NDA") prior to commercialization in the United States. The NDA approval process is generally considered more onerous, costly and lengthy than the PMA process, often requiring more extensive preclinical and clinical testing, and many products for which NDAs have been submitted by other companies have never been approved for marketing.

    If the FDA believes that a company is not in compliance with law, it can institute proceedings to detain or seize products, issue a recall, enjoin future violations and assess civil and criminal penalties against the Company, its officers and its employees. Failure to comply with the regulatory requirements could have material adverse effect on the Company's business, financial condition and results of operations. In addition, regulations regarding the manufacture and sale of the Company's products are subject to change. The Company cannot predict the effect, if any, that such changes might have on its business, financial condition or results of operations.

    INTERNATIONAL

    In order for the Company and its strategic partners to market its products in Europe and other foreign countries, the Company and/or its partners must obtain required regulatory approvals and comply with extensive regulations governing safety, quality and manufacturing processes. These regulations vary significantly from country to country. The time required to obtain approval to market the Company's products may be longer or shorter than that required in the United States. In order to market FOCALSEAL surgical sealants and other products being developed by the Company in the member countries of the European Union, the Company will be required to obtain CE mark certification. CE mark certification is an international symbol of adherence to quality assurance standards and compliance with applicable European medical device directives. In December 1997, the Company received a CE mark for its FOCALSEAL-L surgical sealant for lung surgery and obtained ISO 9001 status. In September 1998, Focal successfully completed the annual CE Mark and ISO 9001 audit. Although the CE mark and ISO 9001 standards audit have been successfully completed, there can be no assurance that the Company will be successful in maintaining its CE mark certification and ISO 9001 status or that additional CE Mark approvals will be received for other clinical indications.

SALES AND MARKETING

    Focal intends to market and sell its surgical sealants internationally through Ethicon and to develop its own direct sales and marketing force or enter into a marketing and distribution arrangement for these products in North America. Ethicon is one of the leading manufacturers of sutures and staples worldwide and has a significant sales and marketing presence in Europe, Latin America and the Pacific Rim.

    If and when the Company receives marketing approval in the United States, the Company intends to build a direct sales force or enter into a marketing and distribution arrangement for marketing its surgical sealant products in North America. Focal anticipates that, if it markets and sells FOCALSEAL-L surgical sealant for lung surgeries in the U.S., it will be required to hire up to approximately 40 sales representatives to focus on the 250 key thoracic surgery centers that account for 75-80% of the lung surgeries in the U.S.

    The Company's sales and marketing strategy for other products may include using a combination of the Company's own direct sales force, strategic marketing partners and distributors. The sales and marketing plans for these products will be dependent on the Company's success in entering into strategic marketing relationships, its ability to leverage its own internal sales force to market additional products beyond the surgical sealant products and its ability to hire and retain additional specialized sales personnel. There can be no assurance that the Company will be able to secure any additional strategic marketing partners or international distributors on terms that are acceptable to the Company, or at all, or that the Company will be successful in building a direct sales force in the United States.

MANUFACTURING

    The Company has only limited experience in manufacturing its FOCALSEAL surgical sealants. The Company has recently added manufacturing capacity at its Lexington, Massachusetts facility in order to meet anticipated supply requirements for European sales of its FOCALSEAL-L surgical sealant and for the anticipated launch of FOCALSEAL-L surgical sealant in the United States.

    The Company performs certain steps in the FOCALSEAL surgical sealant manufacturing process internally and relies on outside contractors for others. Certain proprietary processes, including polymer synthesis, are performed by Focal. The Company uses outside contractors for nonproprietary, high volume processes including sterilization and fill and finish. The Company also contracts with third parties for the manufacture of syringes, applicators, light sources and light wands.

    There can be no assurance that the Company will be able to attract, train and retain the required personnel or will be able to increase its manufacturing capability to manufacture commercial quantities of surgical sealants in a timely manner, or at all. Manufacturers often encounter difficulties in scaling up production of their products, including problems involving production yields, quality control and assurance, component supply and shortages of qualified personnel. The Company anticipates that it will need to increase significantly its current manufacturing capacity to meet commercial needs over the next several years and that it may need to establish off-site manufacturing capacity to meet these anticipated needs. In addition, the Company expects that it will need to identify and qualify additional sources for materials and outsourced manufacturing processes. There can be no assurance that the Company's manufacturing scale-up efforts will be successful or that reliable, high-volume manufacturing can be established or maintained at commercially reasonable costs on a timely basis, or at all. Furthermore, the Company may be required to establish an off-site manufacturing facility and qualify such facility under GMP, ISO 9001 and other applicable regulatory and quality standards.

    The Company would experience supply interruptions in the event it is unable to establish or maintain commercial levels of polymer synthesis, as the Company's polymer formulations are proprietary and are not available from third parties. In addition, there can be no assurance that the Company will not encounter unanticipated problems and delays in connection with its contract manufacturers and suppliers.

For example, in August 1998, the Company undertook a voluntary recall relating to the packaging of its FOCALSEAL-L surgical sealant product in Europe after the Company discovered that a small percentage of the packages containing the primer component of the sealant may have had compromised package seals. The Company determined that one of its vendors supplied an incorrect packaging material. Delays associated with or difficulties encountered in establishing commercial manufacturing, the establishment of new manufacturing facilities, or problems encountered with contract manufacturers and suppliers, would result in disruptions of product supply to the Company's marketing partners and for use in clinical trials. In such event Ethicon could, under its agreement with the Company, commence manufacturing of surgical sealants for sales in all territories outside North America. Any of the foregoing would have a material adverse affect on the Company's business, financial condition and results of operations.

    The Company purchases raw materials used in its products from various suppliers. Certain materials and components are currently purchased by the Company from single sources. These materials have generally been readily available in the marketplace and have not been the subject of shortages. There can, however, be no assurance that the Company or its suppliers or contract manufacturers will not experience material shortages in the future. Any such future shortages of materials or components could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company is also required to register as a medical device manufacturer with the FDA and to list its products with the FDA. As such, the Company is subject to inspections by the FDA for compliance with applicable GMP requirements, which include elaborate testing, control documentation and other quality assurance procedures. Further, the Company and the third party manufacturers of its products are required to comply with various FDA requirements for design, safety, advertising and labeling. The Company has not yet undergone an FDA GMP inspection and anticipates that it will undergo such an inspection in connection with the submission of its PMA for FOCALSEAL-L surgical sealant for lung surgery.

    Complex medical devices, such as the Company's products, can experience performance problems in the field that require review and possible corrective action by the manufacturer. There can be no assurance that component failures, manufacturing errors or design defects that could result in an unsafe condition or injury to the patient will not occur. If any such failures or defects were deemed serious, the Company could be required to withdraw or recall products, which could result in significant costs to the Company. There can be no assurance that market withdrawals or product recalls will not occur in the future. Any future product problems could result in market withdrawals or recalls of products, which could have a material adverse affect on the Company's business, financial condition or results of operations.

COMPETITION AND TECHNOLOGICAL CHANGE

    The Company competes with many domestic and foreign medical device, pharmaceutical and biopharmaceutical companies. In the surgical sealant area, the Company will compete with existing methodologies for sealing air and fluid leaks resulting from surgery, including some traditional wound closure products such as sutures and staples, marketed by companies such as Johnson & Johnson, and United States Surgical Corporation (Tyco). Other products currently being marketed include fibrin glue, sold in Europe and the Pacific Rim countries by Immuno AG, Cention and Fujisawa and in the U.S. by Baxter Healthcare Corporation and others. Additional products are under development at Bristol-Myers Squibb Company and Vitex. Other potential competitors in the surgical sealant market include Closure Medical Corporation, B. Braun GmBH, Cryolife and Cohesion and others. Competitive products may also be under development by other large medical device, pharmaceutical and biopharmaceutical companies. The other areas in which Focal is developing products, such as synthetic coatings for vascular grafts, local drug delivery and neurological adhesion prevention, are intensely competitive markets and the Company will encounter competition from major medical device, pharmaceutical and biopharmaceutical companies in such markets. Many of the Company's current and potential competitors have substantially greater financial, technological, research and development, regulatory and clinical, marketing and sales, and personnel resources than the Company.

    Certain of these competitors may also have greater experience in developing products, conducting clinical trials, obtaining regulatory approvals, and manufacturing and marketing such products. Certain of these competitors may obtain patent protection, approval or clearance by the FDA or foreign countries or product commercialization earlier than the Company, any of which could materially adversely affect the Company. Furthermore, if the Company attains significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which it currently has limited experience. Finally, there can be no assurance that the Company's marketing partners will not pursue parallel development of other technologies or products, which may result in a marketing partner developing additional products that would compete with the Company's products.

    Other recently developed technologies or procedures are, or may in the future be, the basis of competitive products. There can be no assurance that the Company's current competitors or other parties will not succeed in developing alternative technologies and products that are more effective, easier to use or more economical than those which have or are being developed by the Company or that would render the Company's technology and products obsolete and non-competitive in these fields. In such event, the Company's business, financial condition and results of operations could be materially adversely affected.

THIRD PARTY REIMBURSEMENT

    Reimbursement and health care payment systems in international markets vary significantly by country. In connection with international product introductions, the Company and its strategic marketing partners may be required to seek international reimbursement approvals. If required, there can be no assurance that any such approvals will be obtained in a timely manner, or at all, and failure to receive such international reimbursement approvals could have an adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

    In the United States, health care providers, such as hospitals and physicians, that purchase medical devices such as the Company's products, generally rely on third-party payors, principally federal Medicare, state Medicaid and private health insurance plans, to reimburse all or part of the cost of surgical procedures. The Company anticipates that in a prospective payment system, such as the DRG system utilized by Medicare, and in many managed care systems used by private health care payors, there will be no separate, additional reimbursement for the Company's products. Accordingly, the Company believes that there will be no procedure-specific reimbursement codes for the Company's products. The Company anticipates that hospital administrators and physicians will justify the additional cost of surgical sealants by the attendant cost savings and clinical benefits that the Company believes will be derived from the use of its products.

    There can be no assurance that reimbursement for the Company's products will be available in the United States or in international markets under either governmental or private reimbursement systems. Furthermore, the Company could be adversely affected by changes in reimbursement policies of governmental or private health care payors. Failure by physicians, hospitals and other users of the Company's products to obtain sufficient reimbursement from health care payors for procedures in which the Company's products are used or adverse changes in governmental and private third party payors' policies toward reimbursement for such procedures would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's business may be also materially adversely affected by the continuing efforts of government and third-party payors to contain or reduce the costs of health care through various means. For example, in certain foreign markets, pricing or profitability of certain medical products and prescription pharmaceuticals is subject to government control. In the United States, an increasing emphasis on managed care has put, and will continue to put, pressure on pharmaceutical and medical product pricing. Such initiatives and proposals, if adopted, could decrease the price that the Company receives for any products it may develop and sell in the future, and thereby have a material adverse effect on the

Company's business, financial condition and results of operations. Further, to the extent that such proposals or initiatives have a material adverse effect on other companies that are corporate partners or prospective corporate partners for certain of the Company's products, the Company's ability to commercialize its products may be materially adversely affected.

FACTORS AFFECTING OPERATING RESULTS

    HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; UNCERTAINTY OF FUTURE PROFITABILITY. The Company has incurred net losses in each year since its inception, including a net loss of approximately $13.4 million during 1998. At December 31, 1998, the Company had an accumulated deficit of $59.3 million. The Company's operating losses have resulted primarily from expenses incurred in connection with the Company's research and development activities, including preclinical and clinical trials, development of manufacturing processes and general and administrative expenses. The Company expects to incur net losses through at least the first half of 2000 and may incur net losses in subsequent periods, although the amount of future net losses and time required by the Company to reach profitability are highly uncertain. The Company is dependent upon corporate partners for funding of a significant portion of its research and development expenses. If the Company does not continue to receive funding from its current corporate partners, or is unable to otherwise obtain third-party funding, operating losses will increase. The Company's ability to achieve and sustain profitability will be dependent upon obtaining regulatory approval for and successfully commercializing its FOCALSEAL surgical sealants, and developing the manufacturing capacity and sales and marketing capability for its products. There can be no assurance that Focal will obtain required regulatory approvals, or successfully develop, manufacture, commercialize and market products or that the Company will ever record product revenues or achieve profitability. Profitability, if achieved, may not be sustained.

    UNCERTAINTIES RELATED TO EARLY STAGE OF COMMERCIALIZATION AND
DEVELOPMENT. Except for the FOCALSEAL-L and FOCALSEAL-S surgical sealants for lung surgery and neurosurgery indications, all of the Company's products are in early stages of development or research. To date the Company has received only one product approval, a CE Mark approval for FOCALSEAL-L surgical sealant for lung surgery. Focal has not received marketing approval for any products from the FDA. In addition, FOCALSEAL-L and FOCALSEAL-S surgical sealants will potentially require significant additional research and development efforts before either is suitable for any indications beyond lung surgery and neurosurgery, The development and commercialization of new bioabsorbable synthetic polymer products are highly uncertain and subject to a number of significant risks. Potential products that appear to be promising at early stages of development may not reach the market for a number of reasons. Such reasons include the possibilities that the potential products will be found ineffective or cause harmful side effects during preclinical testing or clinical trials, fail to receive necessary regulatory approvals, be difficult to manufacture on a commercial scale, be uneconomical, fail to achieve market acceptance or be precluded from commercialization by proprietary rights of third parties. No assurance can be given that any of the Company's development programs will be successfully completed, that clinical trials will generate anticipated results or will commence or be completed as planned, that any PMA application will be accepted or ultimately approved by the FDA, that required regulatory approvals will be obtained on a timely basis, if at all, or that any products for which approval is obtained will be commercially successful. If any of the Company's development programs are not successfully completed, required regulatory approvals are not obtained, or products for which approvals are obtained are not commercially successful, the Company's business, financial condition and results of operations would be materially adversely affected.

    EARLY STAGE OF CLINICAL TESTING AND LACK OF EXTENSIVE CLINICAL DATA. A 180 patient clinical trial of the Company's FOCALSEAL-L surgical sealant product for lung surgery was recently completed in the United States, and the company is submitting a modular PMA application to the FDA. Although the Company believes that the results of this trial are sufficient to obtain marketing approval in the U.S., there are no assurances that the FDA will not require additional clinical testing of FOCALSEAL-L surgical sealant to obtain U.S. marketing approval. Although Focal has completed a 44 patient clinical trial of FOCALSEAL-S surgical sealant for neurosurgery indications in Europe, Focal has not yet commenced United States clinical trials of FOCALSEAL-S surgical sealant. The FDA may require the Company to pursue certain clinical endpoints that were not the subject of the European clinical trial. In the event that the Company is required to pursue these endpoints, it may be more difficult for the Company to demonstrate the efficacy of FOCALSEAL-S surgical sealant in the United States trial than in the European trial, which could result in delays or adversely affect the success of the clinical trial.

    There can be no assurance that FOCALSEAL-L or FOCALSEAL-S surgical sealants will receive marketing approval from the FDA or that any of the Company's other products will prove to be safe and effective in United States or international clinical trials under applicable regulatory guidelines. In addition, clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory or international approvals. If the FOCALSEAL-L and FOCALSEAL-S surgical sealant products and the Company's other products under development do not prove to be safe and effective in clinical trials or if the Company is otherwise unable to commercialize these products successfully, the Company's business, financial condition and results of operations will be materially and adversely affected.

    DEPENDENCE UPON FOCALSEAL SURGICAL SEALANTS. The Company introduced its first commercial product, FOCALSEAL-L surgical sealant for lung surgery indications, in Europe in the first half of 1998 through its strategic marketing alliance with Ethicon. The Company anticipates that revenues derived from European sales of FOCALSEAL-L surgical sealant will account for a substantial majority of the Company's near term product revenues. Before the Company's second product, FOCALSEAL-S surgical sealant for neurosurgery indications, can be sold in Europe, the Company must first obtain a CE mark for marketing in the member countries of the European Union. Any delays or other difficulties encountered by the Company in obtaining such CE mark for FOCALSEAL-S surgical sealant would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Company's future success will depend, in significant part, on its ability to successfully complete additional clinical trials and to obtain regulatory approval and market acceptance of FOCALSEAL-L and FOCALSEAL-S surgical sealant in the United States. Although the Company recently completed a 180-patient, pivotal, multicenter clinical trial of FOCALSEAL-L surgical sealant for lung surgery indications in the United States and is in the process of submitting a modular PMA application to the FDA based on the results of the trial, there can be no assurance that the FDA will accept the PMA for filing, that the Company will be able to demonstrate to the FDA's satisfaction that FOCALSEAL-L surgical sealant is safe and effective, or, if marketing approval were granted by the FDA, that the Company will successfully commercialize FOCALSEAL-L surgical sealant in the United States. Failure by the Company to gain marketing approval from the FDA for FOCALSEAL-L surgical sealant or to be able to successfully commercialize FOCALSEAL-L surgical sealant in the United States would have a material adverse effect on the Company's business, financial condition and results of operations.

    DEPENDENCE ON STRATEGIC ALLIANCE PARTNERS. The Company has established a strategic alliance with Ethicon in the field of surgical sealants for all territories outside of North America. Under the agreement with Ethicon, the Company is dependent upon Ethicon for marketing and sale of surgical sealants outside North America and for obtaining international regulatory approvals other than the CE mark, which is the responsibility of the Company to obtain. The failure of Ethicon to continue to collaborate with the Company for subsequent development of products, seek required regulatory approvals or commercialize products would have a material adverse affect on the Company's business, financial condition and results of operations.

    The Company's strategy for development and commercialization of certain of its future products may depend upon the Company entering into additional arrangements with research collaborators, corporate partners and others, and upon the subsequent success of these third parties in performing their obligations. There can be no assurance that the Company will be able to enter into additional strategic alliances on terms favorable to the Company, or at all. The Company's inability to enter into additional strategic alliances could have an adverse affect on the Company's business, financial condition and results of operations.

    The Company cannot control the amount and timing of resources which its current or any future corporate partners devote to the Company's programs or potential products. If any of the Company's current or future corporate partners breach their agreements with the Company or otherwise fail to conduct their collaborative activities in a timely manner, the clinical development and/or commercialization of products may be delayed, and the Company may be required to devote additional resources to product development and commercialization, or terminate certain development programs. The termination of any current or future strategic alliances could have a material adverse affect on the Company's business, financial condition and results of operations.

    In addition, Focal's current and any future strategic partners may develop, either alone or with others, products that compete directly with the development and marketing of the Company's products. Competing products, either developed by the corporate partners or to which the corporate partners have rights, may result in their withdrawal of support with respect to all or a portion of the Company's technology, marketing and development efforts, which would have a material adverse affect on the Company's business, financial condition and results of operations. There can be no assurance that disputes will not arise in the future with respect to the ownership of rights to any products or technology developed with corporate partners. These and other possible disagreements between corporate partners in the Company could lead to delays in or termination of the collaborative research, development or commercialization of certain products and could require or result in litigation or arbitration, which would be time-consuming and expensive, and would have a material adverse affect on the Company's business, financial condition and results of operations.

    UNCERTAINTY OF MARKET ACCEPTANCE. The Company's FOCALSEALsurgical sealants represent a new method of sealing air and fluid leaks that arise in connection with surgery, and there can be no assurance that these products will gain commercial acceptance among physicians, patients and health care payors, even if necessary international and United States marketing approvals can be obtained. The Company believes that recommendations and endorsements by physicians will be essential for market acceptance of FOCALSEAL, and there can be no assurance that any such recommendations or endorsements will be obtained. Physicians will not use the FOCALSEAL surgical sealants unless they determine, based on clinical data and other factors, that these systems are an effective means of sealing air and fluid leaks and that the clinical benefits to the patient and cost savings achieved through use of these systems outweigh their cost. Such determinations will depend, in part, on the ability of the Company's FOCALSEAL-L surgical sealant to reduce the time a lung surgery patient must be connected to a chest tube and the length of hospital stays associated with lung surgery. Acceptance among physicians may also depend upon the Company's ability to train thoracic surgeons and other potential users of the Company's products in the application of liquid surgical sealants, which such physicians typically have not performed, and the willingness of such users to learn these new techniques. Failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

    NEED FOR ADDITIONAL FUNDING; UNCERTAINTY OF ACCESS TO CAPITAL. Focal will require substantial additional funding in order to continue its research and product development programs, including for preclinical testing and clinical trials of its product candidates, for operating expenses, for the pursuit of regulatory approvals for its product candidates, and may require additional funding for establishing manufacturing and marketing capabilities in the future. The Company believes that its existing capital resources, interest income and future payments due under strategic alliances, will be sufficient to satisfy its current and projected funding requirements for at least 15 months. However, no assurance can be given that the Company's resources will be sufficient to conduct its research and development programs as planned.

    The Company's future capital requirements will depend on many factors, including continued scientific progress in its research and development programs, the magnitude of these programs, progress with preclinical testing and clinical trials, the time and costs involved in obtaining regulatory approvals, if any, the costs involved in filing and prosecuting patent applications and enforcing patent claims, competing technological and market developments, the establishment of additional strategic alliances, the cost of manufacturing facilities and of commercialization activities, and the cost of product in-licensing and any possible acquisitions. There can be no assurance that the Company's cash, cash equivalents and marketable securities, and interest income earned thereon, together with funding that may be received under the Company's strategic alliances, will be adequate to satisfy its capital and operating requirements.

    Focal intends to seek additional funding through strategic alliances, and may seek additional funding through public or private sales of the Company's securities, including equity securities. In addition, the Company has obtained equipment lease financing and other forms of debt financing and may continue to pursue opportunities to obtain additional lease or debt financing in the future. There can be no assurance, however, that additional equity or debt financing will be available on reasonable terms, if at all. Any additional equity financings would be dilutive to the Company's stockholders. If adequate funds are not available, Focal may be required to curtail significantly one or more of its research and development programs and/or obtain funds through arrangements with corporate partners or others that may require Focal to relinquish rights to certain of its technologies or product candidates.

    UNCERTAINTY OF ABILITY TO ATTRACT AND RETAIN KEY MANAGEMENT, EMPLOYEES AND CONSULTANTS. The Company is highly dependent on the principal members of its management and scientific staff. The loss of services of any of these personnel could impede the achievement of the Company's development objectives. Furthermore, recruiting and retaining qualified scientific personnel to perform research and development work in the future will also be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain personnel on acceptable terms given the competition among biotechnology, pharmaceutical and healthcare companies, universities and non-profit research institutions for experienced scientists. In addition, the Company relies on members of its Scientific Advisory Board and a significant number of consultants to assist the Company in formulating its research and development strategy. All of Focal's consultants and the members of the Company's Scientific Advisory Board are employed by employers other than the Company, and may have commitments to, or advisory or consulting agreements with, other entities that may limit their availability to the Company.

    POTENTIAL PRODUCT LIABILITY OR PRODUCT RECALL EXPOSURE; LIMITED INSURANCE COVERAGE. The use of any of the Company's potential products in clinical trials, and the sale of any approved products, may expose the Company to liability claims resulting from the use of its products or to product recalls. Product liability claims might be made directly by consumers, health care providers or by pharmaceutical companies or others selling such products. Focal has obtained product liability insurance coverage, subject to certain policy limits, for its clinical trials. The Company intends to expand its insurance coverage to include the sale of commercial products if marketing approval is obtained for products in development. However, insurance coverage is becoming increasingly expensive, and no assurance can be given that the Company will be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect the Company against losses due to liability. There can also be no assurance that the Company will be able to obtain commercially reasonable product liability insurance for any products approved for marketing. A successful product liability claim or series of claims brought against the Company or a product recall could have a material adverse effect on its business, financial condition and results of operations.

    HAZARDOUS MATERIALS; ENVIRONMENTAL MATTERS. The Company's research and development processes involve the controlled use of hazardous materials. The Company is subject to federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and certain waste products. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any damages that result and any such liability could exceed the resources of the Company. The Company believes that it is in compliance in all material respects with applicable environmental laws and regulations.